Exhibit 99.1

Guidewire Software Announces Change in Field Operations Leadership

FOSTER CITY, Calif., March 21, 2013 - Guidewire Software, Inc. (NYSE: GWRE), a leading provider of flexible core system software to Property/Casualty insurers, today announced the departure of John True, Senior Vice President of Field Operations.

“I thank John for his contributions to Guidewire, from his advice early in the company's history to his operational role over the last year and a half. He helped scale our global sales organization during an important phase of our emergence as a leader in our market, and we are well positioned to grow based on the foundation that has been put in place,” said Marcus Ryu, chief executive officer of Guidewire Software. “As we move forward, our sales and services expansion will continue under the strong leadership that we have in place in each of our target markets across North America, EMEA, and Asia Pacific.”

Ryu continued, “We remain confident in our previously issued revenue guidance for both the third quarter and the fiscal year based on our business momentum and high level of revenue visibility. We are also excited about Guidewire's long-term prospects as we address the large and growing demand for legacy core system replacement in the global insurance industry that we are serving.”

The company also announced that its management team has been organized to operate without a replacement for the previous Field Operations position.
About Guidewire Software
Guidewire Software is a provider of core system software to the global Property/Casualty (general) insurance industry. Designed to be flexible and scalable, Guidewire solutions give insurers the capability to deliver excellent service, increase market share and lower operating costs. Guidewire InsuranceSuite™, consisting of Guidewire PolicyCenter®, Guidewire ClaimCenter® and Guidewire BillingCenter® spans the key functional areas in insurance - underwriting and policy administration, claims management, and billing. Guidewire is headquartered in Foster City, California, with offices in Beijing, Dublin, Hong Kong, London, Munich, Paris, Sydney, Tokyo, Toronto and Warsaw. For more information, please visit www.guidewire.com.
Investor Relations Contact:
Garo Toomajanian
ICR, LLC
+1 (650) 357 5282
ir@guidewire.com

or

Media Contact:
Diana Stott
Guidewire Software, Inc.
+1 (650) 356 4941
dstott@guidewire.com
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